Exhibit 10.1

RIGHT OF FIRST REFUSAL AGREEMENT

This Right of First Refusal Agreement (“Agreement”) is entered into between PharmaCyte Biotech, Inc. (“PharmaCyte”) and Silver Associates, Inc. (“Silver Rock”) as of May 4, 2020 based upon the following:

RECITALS

A.	Silver Rock has purchase shares of common stock of PharmaCyte (“Common Stock”) pursuant to an effective S-3 Registration Statement. These transactions are usually in the form of block trades based upon a negotiated price per share of Common Stock;

B.	Silver Rock is agreeable to continue to purchase shares of Common Stock on the condition that it receive a “Right of First Refusal” from PharmaCyte relating to the sale of shares of Common Stock using the S-3 Registration Statement or restricted non- free-trading shares of Common Stock; and

C.	PharmaCyte is agreeable to providing the following Right of First Refusal to Silver Rock on the basis that Silver Rock will continue to purchase shares of Common Stock using the S-3 Registration Statement or any other form of Registration Statement pursuant to which the stares are registered to be free trading, or restricted non-free- trading shares of Common Stock.

AGREEMENT

1.	Right of First Refusal

PharmaCyte may not consummate any sale of shares of its Common Stock (“Proposed Transaction”) unless PharmaCyte has first offered Silver Rock or its assignee(s) the opportunity to purchase the shares in any Proposed Transaction on the same terms and conditions as the Proposed Transaction. Should Silver Rock or its assignee(s) be unwilling or unable to purchase such shares from PharmaCyte within ten (10) Business Days (defined below) from Silver Rock’s receipt of written Notice (defined below) of the Proposed Transaction (“Proposed Transaction Notice”) from PharmaCyte, then PharmaCyte may proceed with the Proposed Transaction, which must be completed within ten (10) Business Days after the date of the Proposed Transaction Notice. If the Proposed Transaction is not consummated within such period of time, then PharmaCyte must again offer Silver Rock the opportunity to purchase the shares of the Proposed Transaction as described above, and the process detailed above shall be repeated. The Proposed Transaction Notice must be sent in accordance with the Notice provisions set forth in Section 3 of this Agreement.

2.	Beneficial Ownership Limitation.

The number of shares of Common Stock then to be purchased by Silver Rock shall not exceed the number of shares that, when aggregated with all other shares of Common Stock then owned by Silver Rock beneficially or deemed beneficially owned by Silver Rock, would result in Silver Rock owning more than the Beneficial Ownership Limitation of this Agreement.

The “Beneficial Ownership Limitation” of this Agreement shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable pursuant to a Proposed Transaction Notice. However, Silver Rock, in its sole discretion, may waive the Beneficial Ownership Limitation up to 9.99%.

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3.	Notice

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder (“Notices”) shall be in writing and, unless otherwise specified herein, shall be: (i) personally served; (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid; (iii) delivered by reputable air courier service with charges prepaid; or (d) transmitted by hand delivery or email as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by Notice given in accordance herewith. Any Notice or other communication required or permitted to be given hereunder shall be deemed effective (iv) upon hand delivery or delivery by email at the address designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received); or (v) on the second Business Day following the date of mailing by express courier service or on the fifth Business Day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever is first to occur. For the purposes of this Agreement “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of Los Angeles, California are authorized or required by law or executive order to remain closed.

The addresses for such communications shall be:

If to PharmaCyte:

PharmaCyte Biotech, Inc.
23046 Avenida de la Carlota, Suite 600
Laguna Hills, CA 92653
Phone: (917) 595-2850
Email: info@pharmacyte.com
Attention: Chief Executive Officer

If to Silver Rock:

Silver Rock Associates, Inc.
9663 Santa Monica Blvd., No 1091
Beverly Hills, CA 90210
Phone: 310-801-3881
Email: nima@SilverRock.co
Attention: Nima Montazeri, President

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4.	Miscellaneous

(a)  No Assignment. This Agreement shall be binding upon and inure to the benefit of PharmaCyte and Silver Rock and their respective successors. Neither this Agreement nor any rights of PharmaCyte or Silver Rock hereunder may be assigned by either party to any other person or entity.

(b)  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law. PharmaCyte and Silver Rock hereby submit to the exclusive jurisdiction of the United States federal and state courts located in Los Angeles, California, with respect to any dispute arising under this Agreement

(c)   Entire Agreement. This Agreement contains the entire understanding of PharmaCyte and Silver Rock with respect to the matters covered by the Agreement and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into the Agreement.

(d)  Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the Parties and shall be deemed to be an original instrument which shall be enforceable against the Parties executing such counterparts and all of which together shall constitute one and the same instrument. This Agreement may be delivered to the Parties by email of a copy of this Agreement bearing the signature of the Parties so delivering this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed it by their respective duly authorized officers as of the day and year first written above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PHARMACYTE BIOTECH, INC.

By:	/s/ Kenneth L. Waggoner
Name:	Kenneth L. Waggoner
Title:	Chief Executive Officer President and General Counsel

SILVER ROCK ASSOCIATES, INC.

By:	/s/ Nima Montazeri
Name:	Nima Montazeri
Title:	President

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